Exhibit 99(a)(4)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
GUGGENHEIM CREDIT INCOME FUND – I

THIS Certificate of Amendment of Guggenheim Credit Income Fund – I (the “Trust”), is being duly executed and filed by the undersigned trustee and officer to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.    Name. The name of the statutory trust amended hereby is Guggenheim Credit Income Fund – I.

2.    Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Guggenheim Credit Income Fund 2019.

3.    Effective Date. The Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee and officer of the Trust have executed this Certificate of Amendment in accordance with Section 3811 of the Act.

By: /s/ Matthew S. Bloom
Matthew S. Bloom, not in his individual capacity but solely as Trustee

Wilmington Trust, National Association, not in its individual capacity but solely as Trustee

By: /s/ Patrick J. Donahue
Name:    Patrick J. Donahue
Title:     Vice President